Exhibit 99.(d).(2)

VIRTUS RETIREMENT TRUST

SUBADVISORY AGREEMENT

[Date]

Dimensional Fund Advisors LP

6300 Bee Cave Road

Building One

Austin, TX 78746

RE:	Subadvisory Agreement

Ladies and Gentlemen:

Virtus Retirement Trust (the “Fund”) is an open-end investment company of the series type registered under the Investment Company Act of 1940 (the “Act”), and is subject to the rules and regulations promulgated thereunder. The shares of the Fund are offered or may be offered in several series, including the series identified in Schedule E (collectively, the series in Schedule E are sometimes hereafter referred to as the “Series”).

Virtus Investment Advisers, Inc. (the “Adviser”) evaluates and recommends series advisers for the Series and is responsible for the day-to-day management of the Series.

1.	Employment as a Subadviser. The Adviser, being duly authorized, hereby employs Dimensional Fund Advisors LP (the “Subadviser”) as a discretionary series adviser to invest and reinvest that discrete portion of the assets of the Series designated by the Adviser as set forth on Schedule E attached hereto (the “Designated Series”) on the terms and conditions set forth herein.

2.	Acceptance of Employment; Standard of Performance. The Subadviser accepts its employment as a discretionary series adviser of the Designated Series and agrees to use its best professional judgment to make investment decisions for the Designated Series in accordance with the provisions of this Agreement and as set forth in Schedule C attached hereto and made a part hereof.

3.	Services of Subadviser. In providing management services to the Designated Series, the Subadviser shall be subject to the (i) investment objectives, policies and restrictions of the Fund as they apply to the Designated Series and as set forth in the Fund’s then current prospectus (“Prospectus”) and statement of additional information (“Statement of Additional Information”) filed with the Securities and Exchange Commission (the “SEC”) as part of the Fund’s Registration Statement, as may be periodically amended and provided to the Subadviser by the Adviser; (ii) applicable investment restrictions set forth in the Act and the Rules thereunder; (iii) supervision and control of the Trustees of the Fund (the “Trustees”); and (iv) instructions from the Adviser. The Subadviser shall not, without the Fund’s prior written approval, knowingly effect any transactions that would cause the Designated Series at the time of the transaction to be materially out of compliance with any of such restrictions or policies.

In rendering the services required under this Agreement, Subadviser may, consistent with applicable law and regulations, from time to time, employ, delegate, engage, or associate with such affiliated or unaffiliated entities or persons as it believes necessary to assist it in carrying out its obligations under this Agreement; provided, however, that, in the case of any such delegation that involves any such entities or persons serving as an “investment adviser” to a Designated Series within the meaning of the Act, such delegation must meet the requirements of Section 15(a) of the 1940 Act and related guidance of the Securities and Exchange Commission and its staff. Subadviser shall remain liable for the performance of Subadviser’s obligations hereunder and for the acts and omission of such other persons or entities.

4.	Transaction Procedures. All series transactions for the Designated Series shall be consummated by payment to, or delivery by, the Custodian(s) from time to time designated by the Fund (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Series. The Subadviser shall not have possession or custody of such cash and/or securities or any responsibility or liability with respect to such custody. The Subadviser shall advise the Custodian and confirm in writing to the Fund all investment orders for the Designated Series placed by it with brokers and dealers at the time and in the manner set forth in Schedule A hereto (as amended from time to time). The Fund shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Subadviser. The Fund shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Subadviser shall have no responsibility or liability with respect to custodial arrangements or the act, omissions or other conduct of the Custodian.

5.	Allocation of Brokerage. The Subadviser shall have authority and discretion to select brokers and dealers to execute Designated Series transactions initiated by the Subadviser, and to select the markets on or in which the transactions will be executed. The provisions of this Section 5 will not apply unless the Subadviser excercises any of the foregoing powers to cause a Designated Series to hold securities other than shares of other investment companies (“Registered Funds”) registered as such under the Act.

A.	In placing orders for the sale and purchase of Designated Series securities for the Fund, the Subadviser’s primary responsibility shall be to seek the best execution of orders at the most favorable prices in the manner provided in Subadviser’s then-current Form ADV Part 2A. However, this responsibility shall not obligate the Subadviser to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Fund, so long as the Subadviser reasonably believes that the broker or dealer selected by it can be expected to obtain a “best execution” market price on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by such broker or dealer to the Subadviser, viewed in terms of either that particular transaction or of the Subadviser’s overall responsibilities with respect to its clients, including the Fund, as to which the Subadviser exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

B.	The Subadviser may manage other portfolios and expects that the Fund and other portfolios the Subadviser manages will, from time to time, purchase or sell the same securities. The Subadviser may aggregate orders for the purchase or sale of securities on behalf of the Designated Series with orders on behalf of other portfolios the Subadviser manages. Securities purchased or proceeds of securities sold through aggregated orders, as well as expenses incurred in the transaction, shall be allocated to the account of each portfolio managed by the Subadviser that bought or sold such securities in a manner considered by the Subadviser to be equitable and consistent with the Subadviser’s fiduciary obligations in respect of the Designated Series and to such other accounts in the manner provided in Subadviser’s then-current Form ADV Part 2A.

C.	The Subadviser shall not knowingly execute any Series transactions for the Designated Series with a broker or dealer that is (i) an “affiliated person” (as defined in the Act) of the Fund, the Subadviser, any subadviser to any other Series of the Fund, or the Adviser; (ii) a principal underwriter of the Fund’s shares; or (iii) an affiliated person of such an affiliated person or principal underwriter; in each case, unless such transactions are permitted by applicable law or regulation and carried out in compliance with any applicable policies and procedures of the Fund. The Fund shall provide the Subadviser with a list of such brokers and dealers and applicable policies and procedures.

D.	Consistent with its fiduciary obligations to the Fund in respect of the Designated Series and the requirements of best price and execution, the Subadviser may arrange to have purchase and sale

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transactions effected directly between the Designated Series and another account managed by the Subadviser (“cross transactions”), provided that such transactions are carried out in accordance with applicable law or regulation and Subadviser’s then-current Form ADV Part 2A and that Subadviser consult with Adviser before the first such cross transaction. The Fund shall provide the Subadviser with applicable policies and procedures.

6.	Proxies, Corporate Actions, Investment Documentation and Legal Proceedings.

A.	The Subadviser will not be responsible for evaluating or exercising voting discretion with respect to any proxies solicited by or with respect to a Registered Fund affiliated with the Subadviser; however, Subadviser will seek instructions from the Adviser as to how the Series are to vote, abstain, or withhold, as the case may be, with respect to such proxies and vote the shares accordingly. With respect to securities other than shares of Registered Funds affiliated with the Subadviser the following applies. Unless the Adviser or the Fund gives the Subadviser written instructions to the contrary, the Subadviser will, in compliance with its then-current proxy voting procedures, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which assets of the Designated Series may be invested. The Adviser shall cause the Custodian to forward promptly to the Subadviser all proxies upon receipt, so as to afford the Subadviser a reasonable amount of time in which to determine how to vote such proxies. The Subadviser agrees to provide the Adviser in a timely manner with a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Fund to file Form N-PX as required by Rule 30b1-4 under the Act.

B.	The Subadviser is authorized to tender securities pursuant to a tender offer and to deal with reorganizations, exchange offers, options, rights, warrants, conversions and other voluntary corporate actions with respect to securities held in the Series in such manner as the Subadviser deems advisable, unless the Fund or the Adviser otherwise specifically directs in writing. With the Adviser’s approval, the Subadviser shall also have the authority to) employ suitable agents, including legal counsel, and to pay their reasonable fees, expenses and related costs from the Series. The Subadviser is authorized on behalf of a Designated Series (i) except as indicated below, to enter into agreements and execute any documents in making investments on behalf of the Series, which shall include any market or industry standard documentation and the standard representations contained therein; and (ii) to acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures. Under Sub-section (i) of this Section 6.B, Subadviser is authorized to enter into or sign agreements and documents with respect to executing broker (also known as “give up”) arrangements for exchange-traded futures, but Subadviser must obtain the prior approval of the Adviser before entering into or signing other agreements or documents relating to derivative instruments.

Subadviser shall not be responsible to advise or act for the Adviser or the Designated Series in any legal proceedings, including any bankruptcy action or class action settlements, relating to the securities or assets currently or previously held or purchased or sold by the Designated Series; provided, however, that Subadviser, upon request, shall provide Adviser or the Designated Series with non-confidential information in Subadviser’s possession with respect to such proceedings.

7.	Prohibited Conduct. In providing the services described in this Agreement, the Subadviser’s responsibility regarding investment advice hereunder is limited to the Designated Series, and the Subadviser will not consult with any other investment advisory firm that provides investment advisory services to the Fund or any other investment company sponsored by Virtus Investment Partners, Inc. regarding transactions for the Fund in securities or other assets. The Fund shall provide the Subadviser with a list of investment companies sponsored by Virtus Investment Partners, Inc. and the Subadviser shall be in breach of the foregoing provision only if the investment company is included in such a list provided to the Subadviser prior to such prohibited action.

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8.	Information and Reports.

A.	The Subadviser shall provide the Fund, the Adviser and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Fund and the Adviser may from time to time reasonably request in such form as may be mutually agreed upon by the Subadviser and the Adviser.

B.	Each of the Adviser and the Subadviser shall provide the other party with (i) a list, to the best of the Adviser’s or the Subadviser’s respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of the Adviser or the Subadviser, as the case may be, or (ii) a document reflecting the corporate structure of the Adviser or Subadviser, as the case may be. Each of the Adviser and Subadviser agrees promptly to provide an updated list or document, as applicable, (y) upon request of the other party or (z) in the absence of any such request, with the next regular quarterly or semi-annual periodic compliance or other report provided to the other party.

B.	The Subadviser shall also provide the Adviser with any information reasonably requested by the Adviser regarding Subadviser’s management of the Designated Series required for any shareholder report, amended registration statement, or Prospectus supplement to be filed by the Fund with the SEC.

9.	Fees for Services. The compensation of the Subadviser for its services under this Agreement shall be calculated and paid by the Adviser in accordance with the attached Schedule B. Pursuant to the Investment Advisory Agreement between the Fund and the Adviser, the Adviser is solely responsible for the payment of fees to the Subadviser.

10.	Limitation of Liability. Except as otherwise stated in this Agreement, the Subadviser shall not be liable for any action taken, omitted or suffered to be taken by it in its best professional judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with specific directions or instructions from the Fund or the Adviser, provided, however, that such acts or omissions shall not have resulted from the Subadviser’s willful misfeasance, bad faith or gross negligence, or reckless disregard of its obligations and duties hereunder. In no event shall Subadviser be liable for any consequential, indirect, punitive or exemplary damages or for lost profits under any provision of this Agreement, including with respect to a party’s indemnification obligation under Section 22 of this Agreement.

11.	Confidentiality. The parties hereto shall treat as confidential all non-public information pertaining to the Designated Series and the actions of the Subadviser and the Fund in respect thereof.

Notwithstanding the foregoing, the Fund and the Adviser agree that the Subadviser may (i) disclose in marketing materials and similar communications that the Subadviser has been engaged to manage assets of the Designated Series pursuant to this Agreement, and (ii) include performance statistics regarding the Series in composite performance statistics regarding one or more groups of Subadviser's clients published or included in any of the foregoing communications, provided that the Subadviser does not identify any performance statistics as relating specifically to the Series.

Notwithstanding the first paragraph of this Section 11, a party may disclose confidential information to a third party: (i) with the prior written consent of the other party; (ii) as required by applicable federal or state law, regulation, court order, or the rules and regulations or request of any governmental or self-regulatory body or official having jurisdiction over such party; (iii) to its associates, delegates and other agents who reasonably require access to such information in order to provide the services contemplated by this Agreement; (iv) to any market counterparty or broker, dealer, or futures commission merchant (collectively, “trading counterparties”) (in accordance with market practice) in relation to transactions undertaken for a Designated Series in order to assist or enable the proper performance of its services

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under the Agreement; or (v) if such third party agrees in writing with such party to keep such information confidential and to not trade based upon such information. Each party and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements.

12.	Assignment. This Agreement shall terminate automatically in the event of its assignment, as that term is defined in Section 2(a)(4) of the Act. The Subadviser shall notify the Fund and the Adviser in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Fund to consider whether an assignment as defined in Section 2(a)(4) of the Act will occur, and to take the steps necessary to enter into a new contract with the Subadviser.

13.	Representations, Warranties and Agreements

A.	The Subadviser represents, warrants and agrees that:

1.	It is registered as an “investment adviser” under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

2.	It will maintain, keep current and preserve such records on behalf of the Fund, in the manner required or permitted by the Act and the Rules thereunder as are required of an investment adviser of a registered investment company (as applicable to the services provided by the Subadviser under this Agreement). The Subadviser agrees that such records are the property of the Fund, and shall be surrendered to the Fund or to the Adviser as agent of the Fund promptly upon request of either. The Fund acknowledges that Subadviser may retain copies of all records required to meet the record retention requirements imposed by law and regulation.

3.	It shall maintain a written code of ethics (the “Code of Ethics”) complying with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-l under the Act and shall provide the Fund and the Adviser with a copy of the Code of Ethics and evidence of its adoption. It shall institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Subadviser acknowledges receipt of the written code of ethics adopted by and on behalf of the Fund. Each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Subadviser shall certify to the Fund and to the Adviser, in a form to be mutual agreed by the Subadviser and Adviser, that the Subadviser has complied with the requirements of Rules 204A-1 and 17j-l during the previous calendar quarter Annually, the Subadviser shall furnish to the Fund and the Adviser a written report which complies with the requirements of Rule 17j-1 concerning the Subadviser’s Code of Ethics.

4.	It has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, written policies and procedures reasonably designed to prevent violation, by it and its supervised persons, of the Advisers Act and the rules that the SEC has adopted under the Advisers Act. Throughout the term of this Agreement, the Subadviser shall provide the Adviser, in a form to be mutually agreed upon by the Subadviser and Adviser, with any certifications, information and access to personnel and resources (including those resources that will permit testing of Subadviser’s compliance policies by the Adviser) that the Adviser may reasonably request to enable the Fund to comply with Rule 38a-1 under the Act. The Subadviser has provided the Fund with true and complete copies of its policies and procedures (or summaries thereof) that relate the services to be provided by Subadviser hereunder and related information reasonably requested by the Fund and/or the Adviser. The Subadviser agrees to provide reasonable cooperation with periodic reviews by the Fund’s and/or the Adviser’s compliance personnel of the Subadviser’s policies and

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procedures, their operation and implementation and other compliance matters and to provide to the Fund and/or the Adviser from time to time, in a form to be mutually agreed upon by the Adviser and Subadviser, such additional information and certifications in respect of the Subadviser’s policies and procedures, compliance by the Subadviser with federal securities laws and related matters as the Fund’s and/or the Adviser’s compliance personnel may reasonably request. The Subadviser agrees to promptly notify the Adviser if the Subadviser has knowledge of any compliance violations which materially affect the Designated Series.

5.	The Subadviser will promptly notify the Fund and the Adviser upon the Subadviser’s having knowledge of the occurrence of any event that the Subadviser believes would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9 of the Act or otherwise. The Subadviser will also promptly notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, if the Designated Series is identified as a party to or the subject of any such action, suit, proceeding, inquiry or investigation.

B.	The Fund represents, warrants and agrees that:

1.	the Fund is a statutory trust established pursuant to the laws of State of Delaware;

2.	the Fund is duly registered as an investment company under the 1940 Act;

3.	the execution, delivery and performance of this Agreement are within the Fund’s powers, have been and remain duly authorized by all necessary action (including without limitation all necessary approvals and other actions required under the 1940 Act) and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Fund;

4.	no consent of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

5.	this Agreement constitutes a legal, valid and binding obligation enforceable against the Fund in accordance with its terms.

C.	The Adviser represents, warrants and agrees that:

1.	The Adviser is a limited liability company duly established, validly existing and in good standing under the laws of the Delaware and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a material adverse effect on its business;

2.	Adviser is duly registered as an “investment adviser” under the Advisers Act;

3.	Adviser has been duly appointed by the Trustees and shareholders of the Fund to provide investment services to the Fund as contemplated by the advisory contract;

4.	the execution, delivery and performance of this Agreement are within Adviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Adviser;

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5.	no consent of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

6.	this Agreement constitutes a legal, valid and binding obligation enforceable against Adviser.

14.	Use of Subadviser Name

A.	Subadviser Property. The parties agree that the names of the Subadviser and its affiliates, and their logos, trademarks, service marks or trade names, and any derivatives of such (collectively, “Subadviser Property”) are the valuable property of the Subadviser and its affiliates.

B.	Permitted Use. The Adviser and the Fund may use Subadviser Property only: (i) to identify the Subadviser as the Subadviser to the Designated Series as required by law or governmental regulations; and (ii) in marketing materials for the Designated Series or for insurance or annuity products that offer the Designated Series as an investment option, provided that such use is limited to: (a) identifying the Subadviser and the services performed for the Designated Series by the Subadviser; and (b) providing biographical information about the Subadviser that is accurately derived from information provided by or made public by the Subadviser or its affiliates. Notwithstanding the foregoing, Subadvisor hereby consents to the use of the name “DFA” in the name of the Designated Series and use of Subadviser's name in the Designated Series' disclosure documents, and to the extent required, necessary or advisable, in shareholder communications; provided, however, Subadviser may withdraw authorization for the use of its name with respect to a Designated Series upon 30 days' written notice to Manager if Subadviser is no longer the sole sub-advisor to the Designated Series. The Adviser and the Fund agree to provide samples of any material that uses Subadviser Property at the Subadviser’s request and to (i) not use such material if Subadviser reasonably objects in writing five business days after receipt thereof and (ii) otherwise abide by reasonable guidance provided by the Subadviser and its affiliates regarding proper use of Subadviser Property. Any other use of Subadviser Property must be expressly pre-approved in writing by the Subadviser. Any change in any approved use of Subadviser Property, including, without limitation, a change in a name of a Designated Series that includes Subadviser Property, requires prior approval in writing by the Subadviser or its appropriate affiliate. Upon termination of this Agreement, the Adviser and the Fund shall forthwith cease to use Subadviser Property except to the limited extent necessary to comply with laws, governmental regulations or a court order. In addition, the Adviser and Fund shall cease use of the Subadviser’s name if Subadviser is no longer the sole Subadviser to the Designated Series, provided that the Adviser and the Fund may use up any remaining stock of materials that include the Subadviser’s name.

C.	Unauthorized Use. If the Adviser or the Fund makes any unauthorized use of Subadviser Property, the parties acknowledge that the Subadviser and its affiliates shall suffer irreparable harm for which monetary damages may be inadequate, and the Subadviser and its affiliates shall thus be entitled to injunctive relief, as well as any other remedy available under law.

15.	No Personal Liability. Reference is hereby made to the Declaration of Trust establishing the Fund, a copy of which has been filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The name “Virtus Retirement Trust” refers to the Trustees under said Declaration of Trust, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Fund shall be held to any personal liability in connection with the affairs of the Fund; only the trust estate under said Declaration of Trust is liable. Without limiting the generality of the foregoing, neither the Subadviser nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any

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shareholder, Trustee, officer, agent or employee of the Fund or of any successor of the Fund, whether such liability now exists or is hereafter incurred for claims against the trust estate.

16.	Entire Agreement; Amendment. This Agreement, together with the Schedules attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements pertaining to the subject matter of this Agreement. This Agreement may be amended at any time, but only by written agreement among the Subadviser, the Adviser and the Fund, which amendment, other than amendments to Schedules A, C, D, and E is subject to the approval of the Trustees and the shareholders of the Series as and to the extent required by the Act, subject to any applicable orders of exemption issued by the SEC.

17.	Effective Date; Term. This Agreement shall become effective on the date set forth on the first page of this Agreement, and shall continue in effect until December 31, 2017 . The Agreement shall continue from year to year thereafter only so long as its continuance has been specifically approved at least annually by the Trustees in accordance with Section 15(a) of the Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

18.	Termination. This Agreement may be terminated at any time without payment of any penalty (i) by the Board, or by a vote of a majority of the outstanding voting securities of the Fund (as defined in the Act), upon 30 days’ prior written notice to the Adviser and the Subadviser, (ii) by the Subadviser upon 30 days’ prior written notice to the Adviser and the Fund, or (iii) by the Adviser upon 30 days’ written notice to the Subadviser. This Agreement may also be terminated, without the payment of any penalty, by the Adviser or the Board immediately upon the material breach by the Subadviser of this Agreement or by the Subadviser immediately upon the material breach by the Adviser of this Agreement. This Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment, as such term is defined in and interpreted under the terms of the Act and the rules promulgated thereunder. Provisions of this Agreement relating to indemnification shall survive any termination of this Agreement.

19.	Applicable Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

20.	Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

21.	Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

(a)	To Virtus or the Fund at:

Virtus Investment Advisers, Inc.

100 Pearl Street
Hartford, Connecticut 06103
Attn: Kevin J. Carr
Telephone: (860) 263-4791
Facsimile: (860) 241-1024
E-mail: kevin.carr@virtus.com

(b)	To Subadviser at:

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Dimensional Fund Advisors LP

6300 Bee Cave Road

Building One

Austin, TX 78746

Attn: General Counsel
Telephone: (512) 306-7400

22.	Certifications. The Subadviser hereby warrants and represents that it will provide, in a form to be mutually agreed by upon by the Adviser and Subadviser, the certifications reasonably requested by the chief executive officer and chief financial officer of the Fund to assist those named officers in fulfilling their reporting and certification obligations on Form N-CSR and Form N-Q as required under the Sarbanes-Oxley Act of 2002 to the extent that such reporting and certifications relate to the Subadviser’s duties and responsibilities under this Agreement. Subadviser shall provide a quarterly certification in a form substantially similar to that attached as Schedule E, which form may be amended from time to time as mutually agreed upon by the Adviser and Subadviser.

23.	Indemnification.

(a)	The Subadviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) (collectively, “Losses”) arising from the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Subadviser’s obligation under this Paragraph shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Adviser, is caused by or is otherwise directly related to (i) any breach by the Adviser of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Subadviser for use therein.

(b)	The Adviser shall indemnify and hold harmless the Subadviser from and against any and all Losses arising from the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Subadviser, is caused by or is otherwise directly related to (i) any breach by the Subadviser of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or gross negligence of the Subadviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Subadviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Subadviser for use therein.

(c)	If the Adviser, the Fund, or the Subadviser, their affiliates, or any officer, director, employee, or agent of any of the foregoing, is entitled to indemnification as stated in (b) or (c) above ("Indemnified Party") in respect of a claim to be made against any person obligated to provide indemnification under this section ("Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party in writing as soon as practicable after receipt of the summons, notice or other first legal process or notice giving

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information on the nature of such claim; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that such Indemnifying Party is damaged as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding which relates to the indemnifiable claim, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

24.	Relationship of Parties. The Adviser, the Fund and Subadviser are not partners or joint venturers with each other and nothing in this Agreement shall be construed so as to make them partners or joint venturers or impose any liability as such on either of them. Subadviser shall perform its duties under this Agreement as an independent contractor and not as an agent of the Fund, the Trustees or the Adviser.

25.	Receipt of Disclosure Document. The Fund and the Adviser acknowledge receipt, at least 48 hours prior to entering into this Agreement, of a copy of Part 2A of the Subadviser’s Form ADV containing certain information concerning the Subadviser and the nature of its business.

26.	Counterparts; Fax Signatures. This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

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VIRTUS RETIREMENT TRUST

By:
	Name:	W. Patrick Bradley
	Title:	Vice President, Chief Financial Officer & Treasurer

VIRTUS RETIREMENT INVESTMENT ADVISERS, LLC.

By:
	Name:	Francis G. Waltman
	Title:	Executive Vice President

ACCEPTED:

DIMENSIONAL FUND ADVISORS LP

By: Dimensional Holdings Inc., its general partner

By:
Name:
Title:

SCHEDULES:	A.	Operational Procedures
	B.	Fee Schedule
	C.	Subadviser Functions
	D.	Form of Sub-Certification
	E.	Designated Series

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SCHEDULE A

OPERATIONAL PROCEDURES

In order to minimize operational problems, it will be necessary for a flow of information to be supplied by Subadviser to The JPMorgan (the "Custodian") and BNY Mellon Investment Servicing (US) Inc., (the “Sub-Accounting Agent”) for the Fund.

The Sub-Accounting Agent specifically requires a daily blotter reflecting all executed trades, or, if no trades are executed, with a report to that effect. Daily information as to executed trades for same-day settlement (not including trades for shares of Registered Funds) and future trades must be sent to the Sub-Accounting Agent generally no later than 5:00 p.m. (Eastern Time), but in no event later than 5:30 p.m. (Eastern Time), on the day of the trade each day the Trust is open for business. In the event that Subadvisor anticipates delivering daily information as to executed futures trades later than 5:00 p.m. (Eastern Time) (a “Late Delivery”), Subadvisor shall endeavor to notify the Sub-Accounting Agent by 5:00 p.m. (Eastern Time) of such Late Delivery. All other executed trades, including trades for shares of Registered Funds, must be delivered to the Sub-Accounting Agent on Trade Date plus 1 by 11am (Eastern Time) to ensure that they are part of the Series’ NAV calculation. (The Subadviser will be responsible for reimbursement to the Trust for any loss caused by the Subadviser’s failure to comply with the requirements of this Schedule A.) Information to be provided to the Custodian and Sub-Accounting Agent shall include the following, as applicable to a particular trade:

1.	Purchase or sale;
2.	Security type (e.g., equity, fixed income, swap, future, option, short, long);
3.	Security name;
4.	CUSIP number, ISIN or Sedols (as applicable);
5.	Number of shares and sales price per share or aggregate principal amount;
6.	Transaction price per share (clean if possible);
7.	Strike price;
8.	Aggregate principal amount;
9.	Executing broker;
10.	Settlement agent;
11.	Trade date;
12.	Settlement date;
13.	Aggregate commission or if a net trade;
14.	Interest purchased or sold from interest bearing security;
15.	Net proceeds of the transaction;
16.	Exchange where trade was executed;
17.	Derivative terms;
18.	Non-deliverable forward classification (to be provided quarterly);
19.	Maturity/expiration date;
20.	Trade commission reason: best execution, soft dollar or research (to be provided quarterly); and
21.	Wire/Settlement instructions for all trades executed.

The Custodian will supply the Subadviser daily with a cash availability report via access to the Custodian website, or by email or by facsimile and the Sub-Accounting Agent will provide a five day cash projection. This will normally be done by email or, if email is unavailable, by another form of immediate written communication, so that the Subadviser will know the amount available for investment purposes.

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SCHEDULE B

SUBADVISORY FEE

(a)        For services provided to the Fund, the Adviser will pay to the Subadviser a fee, payable monthly in arrears, at the annual rate stated below. The fee shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of each Designated Series shall be valued as set forth in the then current registration statement of the Fund.

(b)

Name of Series	Proposed Subadvisory Fee to be Paid by VRIA to DFA
All series listed on Schedule E	.03%

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SCHEDULE C

SUBADVISER FUNCTIONS

With respect to managing the investment and reinvestment of the Designated Series’ assets, the Subadviser shall provide, at its own expense:

(a)	An investment program for the Designated Series consistent with its investment objectives based upon the development, review and adjustment of buy/sell strategies approved from time to time by the Board of Trustees and the Adviser as described in paragraph 3 of this Subadvisory Agreement, as well as implementation of that program;

(b)	Periodic reports, on at least a quarterly basis, in form and substance as agreed upon by the Subadviser and the Adviser, with respect to: i) compliance with the Code of Ethics and the Fund’s code of ethics; ii) compliance with procedures adopted from time to time by the Trustees of the Fund relative to securities eligible for resale under Rule 144A under the Securities Act of 1933, as amended; iii) diversification of Designated Series assets in accordance with the then prevailing Prospectus and Statement of Additional Information pertaining to the Designated Series and governing laws, regulations, rules and orders; iv) compliance with governing restrictions relating to the fair valuation of securities for which market quotations are not readily available or considered "illiquid" for the purposes of complying with the Designated Series’ limitation on acquisition of illiquid securities; v) any and all other reports reasonably requested in accordance with or described in this Agreement; and vi) the implementation of the Designated Series’ investment program, including, without limitation, analysis of Designated Series performance;

(c)	Promptly after filing with the SEC an amendment to its Form ADV, a copy of such amendment to the Adviser;

(d)	Attendance by appropriate representatives of the Subadviser at meetings requested by the Adviser or Trustees at such time(s) and location(s) as reasonably requested by the Adviser or Trustees; and

(e)	Upon request, (1) fair value pricing recommendations for a security in the form and in the manner that Subadviser provides such fair value recommendations for that security to other funds that Subadviser subadvises that are registered as investment companies under the Act, and (2) participation of appropriate representatives at fair valuation committee meetings.

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SCHEDULE D

FORM OF SUB-CERTIFICATION

To:

Re:	Subadviser’s Form N-CSR and Form N-Q Certification for the [Name of Designated Series].

From:	[Name of Subadviser]

Representations in support of Investment Company Act Rule 30a-2 certifications of Form N-CSR and Form N-Q.

[Name of Designated Series].

In connection with your certification responsibility under Rule 30a-2 and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, I have reviewed the following information presented in the schedule of investments for the period ended [Date of Reporting Period] (the “Report”) which forms part of the N-CSR or N-Q, as applicable, for the Fund.

Schedule of Investments

The Subadviser has designed, implemented and maintained internal controls and procedures, designed for the purpose of ensuring the accuracy and completeness of relevant portfolio trade data that the Subadviser transmits to the Fund. As of the date of this certification there have been no material modifications to these internal controls and procedures. In addition, our organization has:

a.	Designed such internal controls and procedures to ensure that material information is made known to the appropriate groups responsible for servicing the above-mentioned mutual fund.

b.	Evaluated the effectiveness of our internal controls and procedures, as of a date within 90 days prior to the date of this certification and we have concluded that such controls and procedures are effective.

c.	In addition, to the best of my knowledge, there has been no fraud, whether or not material, that involves our organization’s management or other employees who have a significant role in our organization’s control and procedures.

I have read the draft of the Report which I understand to be current as of [Date of Reporting Period] and based on my knowledge, such draft of the Report does not, with respect to the Designated Series, contain any untrue statement of a material fact or omit to state a material fact necessary to make the information contained therein, in light of the circumstances under which such information is presented, not misleading with respect to the period covered by such draft Report.

I have disclosed, based on my most recent evaluation, to the Designated Series or the Adviser:

a.	All significant changes, deficiencies and material weakness, if any, in the design or operation of the Subadviser’s internal controls and procedures which could adversely affect the Registrant’s ability to record, process, summarize and report financial data with respect to the Designated Series in a timely fashion;

b.	Any fraud, whether or not material, that involves the Subadviser’s management or other employees who have a significant role in the Subadviser’s internal controls and procedures for financial reporting.

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This certification relates solely to the Designated Series named above and may not be relied upon by any other fund or entity.

The Subadviser does not maintain the official books and records of the above Designated Series. The Subadviser’s records are based on its own portfolio management system, a record-keeping system that is not intended to serve as the Designated Series official accounting system. The Subadviser is not responsible for the preparation of the Report. All certifications, representations and statements herein are made only with respect to the subadvisory services that the Subadviser provides to the Designated Series and are made by the authorized signer to the best of his or her knowledge on behalf of the Subadviser and not in an individual capacity.

Dimensional Fund Advisors LP	Date
[Name of Authorized Signer]
[Title of Authorized Signer]

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SCHEDULE E

DESIGNATED SERIES

Virtus DFA 2015 Target Date Retirement Income Fund	Virtus DFA 2040 Target Date Retirement Income Fund
Virtus DFA 2020 Target Date Retirement Income Fund	Virtus DFA 2045 Target Date Retirement Income Fund
Virtus DFA 2025 Target Date Retirement Income Fund	Virtus DFA 2050 Target Date Retirement Income Fund
Virtus DFA 2030 Target Date Retirement Income Fund	Virtus DFA 2055 Target Date Retirement Income Fund
Virtus DFA 2035 Target Date Retirement Income Fund	Virtus DFA 2060 Target Date Retirement Income Fund

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